Exhibit 10.9

Note: Material has been omitted from this Virgin Mobile Distribution Agreement pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with an asterisk.

VIRGIN MOBILE AGREEMENT

This AGREEMENT (“Agreement”) is made effective April 24, 2002, (the “Effective Date”) by and between Virgin Mobile USA, LLC, a Delaware limited liability company (“Virgin Mobile”), and Virgin Entertainment Group, Inc., a Delaware company (“VEG”).

RECITALS

WHEREAS, Virgin Mobile provides mobile voice and data services in the United States using the “VIRGIN” brand and SPCS’s wireless telecommunications facilities; and

WHEREAS, Virgin Mobile is engaged in the business of selling consumer electronic products and related services in retail stores; and

WHEREAS, Virgin Mobile wishes to distribute its mobile voice and data services and equipment to customers through VEG; and

WHEREAS, VEG wishes to offer Virgin Mobile’s wireless equipment and services;

NOW, THEREFORE, AND IN CONSIDERATION of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Products and Roll-Out. Virgin Mobile offers (i) pre-packaged mobile terminal handsets and pre-paid airtime for use on such handsets (such combination referred to as the “Starter Package”) and (ii) pre-paid airtime cards with personal identification numbers provided separately from the Starter Package (“Airtime Cards”) (the Starter Package and Airtime Cards each referred to as a “Product” or collectively as the “Products”). The Products to be sold hereunder, including without limitation the available selection of handsets and the denominations for the Airtime Cards (“Face Values”) shall be as determined and offered by Virgin Mobile; provided that (x) the range of Products made available to VEG shall be at least comparable to those made generally available to other national retail partners, and (y) VEG may elect to remove certain mobile terminal handset models (and corresponding Starter Packages) in the event that the parties mutually agree in writing that such Products are underperforming. Subject to clause (y) of the preceding sentence, any new related products made generally available by Virgin Mobile to its national retail partners during the term of this Agreement will be included in the products that VEG shall sell pursuant to this Agreement. VEG shall sell the full range of Products in all Virgin Megastores in the United States and all Virgin Megastores opened in the United States during the term of this Agreement (“Virgin Megastores”), with at least one (1) Starter Package for each model of handset to be in offered for sale in each Virgin Megastore, subject to (i) the terms of all existing and future individual property leases that may restrict or prohibit such sales and (ii) clause (y) above. VEG shall have the right to choose the quantity of Products within the range of those offered by Virgin Mobile, as determined by VEG in its sole discretion. VEG shall launch the Products in (i) those Virgin Megastores in Virgin Mobile’s designated initial soft launch cities, upon dates to be mutually agreed upon in writing by the parties, and (ii) all other Virgin Megastores in Virgin Mobile’s subsequent nationwide launch in 2002, upon dates to be mutually agreed upon in writing by the parties.

2.	Authorization. Virgin Mobile hereby grants VEG a non-exclusive, non-transferable, non-sublicensable license to promote and sell the Products in the Virgin Megastores to end user customers. VEG shall not electronically activate any airtime (including without limitation Airtime Cards) over the Internet (e.g., through a web site). VEG shall not modify the Products without the prior written consent of Virgin Mobile.

3.	Margin. During the term of the Agreement, Virgin Mobile shall sell Starter Packages to VEG at a discount of * below the suggested retail price. Pursuant to Section 13, VEG shall pay Virgin Mobile * of the Face Values of Airtime Cards sold by VEG through wire transfer to a bank account specified by Virgin Mobile.

4.	Co-op Funds from Face Value of Airtime Cards. Virgin Mobile will pay * into a co-op fund (“Co-op Fund”) established by Virgin Mobile for VEG to (i) promote Replenishment and/or (ii) pay for promotional programs, in-store merchandising collateral and specific promotions. The Co-op Fund shall not be used to pay for initial launch programs. In each case, the Co-op Fund shall be used solely as mutually agreed upon in writing by the parties. VEG shall invoice Virgin Mobile for such agreed upon use of the Co-op Fund on a monthly basis. Virgin Mobile shall reimburse VEG for such invoiced expenditures within sixty (60) days from Virgin Mobile’s receipt of VEG’s invoice. VEG shall use all reasonable efforts to use funds in the Co-op Fund during the calendar year in which such funds accrued. Any such funds unused at the end of each calendar year shall be used in the following year, provided that if such funds are not used during such subsequent year or are not used as of termination or expiration of this Agreement, such funds shall revert to, and be claimed by, Virgin Mobile. Virgin Mobile shall have the right, in its sole discretion, to offer additional funds for co-operative marketing, over and above the Co-op Fund.

5.	In-Store Displays / Merchandising. VEG agrees to provide considerable and prominent merchandising presence for the Products. Such considerable merchandising presence shall include:

a.	preferred and prominent placement of the Products in the Virgin Megastores, with such placement including at least one stand-alone display in each Virgin Megastore, with such display (or, if VEG decides to add more than one display, with each display) to be located in a high traffic area for multi-level Virgin Megastores or in a prominent location for single floor Virgin Megastores, in each case within the initial one third of floor space from the main customer entrance (the “Location Requirement”); it being agreed that the attached Schedule 1 provides an example, for illustrative purposes only, of a possible placement in a particular store, with the actual placement in a particular store to be subject to the Location Requirement and, within such Location Requirement, to the particular store requirements as determined by VEG.

b.	with respect to such preferred and prominent placement as described in Section 5(a) above, VEG shall have the right to increase or decrease such display space, taking in account the adequate sales performance of the existing Products, any increase of the range of Products by Virgin Mobile, and any increase or decrease in the volume of the Products that VEG elects to purchase, provided that any such decrease shall be subject to VEG’s obligation to place at least one stand-alone display in each store as set forth in Section 5(a) above;

c.	overhead store messaging that promotes the Products in key areas of the store;

d.	prominent merchandising support for sales of Airtime Cards at the checkout (where space permits) and on main displays; and

e.	in the event that wall space in the Virgin Megastores becomes available for product merchandising after the Effective Date, the parties shall meet to negotiate the use of such space to merchandise the Products with any such use to be subject to the mutual agreement of the parties.

Virgin Mobile agrees to pay its third party design agency for, and to provide at its sole cost, fixtures, displays, display merchandising collateral, and in-store signage for the Products to VEG, as agreed in writing by Virgin Mobile and VEG (“In-Store Merchandising Package”). As Virgin Mobile will pay for the creation of such Store Merchandising Package, Virgin Mobile shall own such In-Store Merchandising Package (except to the extent that such In-Store Merchandising Package contains the trademarks or trade names of VEG, which trademarks and trade names shall remain the sole and exclusive property of VEG). In the event that items of the In-Store Merchandising Package includes the trademarks or trade names of VEG, then use such items shall require the prior written approval of VEG, with such approval not be unreasonable withheld, as set forth in Section 23. Upon termination or expiration of this Agreement, VEG shall have the right to purchase the

In-Store Merchandising Package at fair market value. In order to exercise such right to purchase the In-Store Merchandising Package at fair market value, VEG must provide written notice within thirty (30) days from the date of such termination or expiration stating its exercise of such right and must pay Virgin Mobile within sixty (60) days from such written notice. In the event that VEG does not provide such written notice to Virgin Mobile, VEG shall return the In-Store Merchandising Package within thirty (30) days from termination or expiration of this Agreement. During the term of this Agreement and following the termination or expiration of this Agreement, Virgin Mobile shall obtain the prior written consent of VEG in the event that Virgin Mobile wishes to use the In-Store Merchandising Package in the stores of the following entities: Best Buy Co., Inc., Target Corporation, Borders, Barnes and Noble, Tower Records, HMV, FYE, Wherehouse, or any other similar retail stores that are located within the same city as any Virgin Megastores at that time. In no event shall Virgin Mobile use any trademarks or trade names of VEG in connection with the In-Store Merchandising Package or otherwise, following the termination or expiration of this Agreement.

6.	Training. Virgin Mobile shall provide assistance and materials to VEG, as determined by Virgin Mobile in its reasonable discretion, to help VEG establish a “train-the-trainer” program for the training of VEG’s personnel. VEG shall provide its sales personnel with on-going sales training with respect to the Products, as determined necessary by VEG in its reasonable discretion. Virgin Mobile shall provide such assistance and materials in support of launch or changes to the Products, as determined by Virgin Mobile in its reasonable discretion.

7.	Advertising Support; CRM. Subject to Section 23, Virgin Mobile shall provide mentions of VEG as a distributor of Virgin Mobile’s products in Virgin Mobile’s television, print and other advertising campaigns, as determined by Virgin Mobile in its sole and absolute discretion. At VEG’s written request, Virgin Mobile will perform up to two (2) reasonable CRM (Customer Relationship Management) activities on VEG’s behalf per twelve (12) month period of this Agreement with respect to some or all of those customers who have purchased Starter Packages in the Virgin Megastores. In the event VEG elects to have Virgin Mobile perform any such CRM, VEG shall reimburse Virgin Mobile for expenses approved in advance by VEG and actually incurred with respect to such CRM activities; provided that in the event that the CRM activities promote the Starter Packages, Airtime Cards, or Virgin Mobile accessories, Virgin Mobile and VEG shall share equally the expenses approved in advance by both of them and actually incurred with respect to such CRM activities, with VEG to pay Virgin Mobile *.

8.	Price Advertising Policy. Virgin Mobile agrees to implement a price advertising policy which is applicable to all distributors on an equal basis.

9.	Exclusivity. During the term of this Agreement, VEG shall not offer any mobile phone terminal handsets other than the Products.

10.

Point of Sale Activated Personal Identification Solution. Virgin Mobile will pay up to * to reimburse VEG for actual costs incurred with respect to development and implementation of a system for the point of sale activation of personal identification numbers for Airtime Cards. Such costs will be agreed between VEG and Virgin Mobile prior to implementation. Such reimbursement payments shall be due based upon the payment terms agreed between VEG and the third party service provider (RSS) (and with an invoice which shall be issued to Virgin Mobile as VEG is invoiced by any third party, or in connection with other costs, upon VEG’s successful implementation of such system). With respect to costs invoiced by third parties to VEG under this Section 10, VEG agrees to invoice Virgin Mobile only for those amounts to be paid to such third parties. In the event that VEG does not pay such third parties, for any reason whatsoever including without limitation non-performance in conformity with the applicable third party agreement, VEG shall immediately reimburse Virgin Mobile for any such amounts not paid to such third parties. Virgin Mobile shall have the right to review such third party agreements pursuant to which VEG has not paid such third parties with funds paid to VEG pursuant to this Section 10. The parties shall mutually agree in writing upon specifications for changes needed to the VEG’s point of sale applications in order to interface with Virgin Mobile, with such agreement to be reached prior to the development of such interface. As between Virgin Mobile and VEG, all software developed under the above described project to modify or expand VEG’s current point of sale systems will be owned exclusively by VEG.

11.	Airtime Cards. In the event that Airtime Cards or the associated personal identification number system is compromised, while under VEG’s control, VEG will notify Virgin Mobile immediately. Upon receipt of Airtime Cards by VEG, VEG shall hold all such Airtime Cards with all reasonable and due care and shall be solely responsible for Airtime Cards in its, or its agents, possession.

12.	Payment Terms for Starter Packages. VEG shall pay Virgin Mobile for Starter Packages within sixty (60) days from Virgin Mobile’s invoice date. Invoices will not be recognized prior to VEG’s receipt of such Starter Packages.

13.	Payment Terms for Airtime Cards. VEG shall pay Virgin Mobile, on a monthly basis on a day to be mutually agreed upon by the parties, the cumulative Face Value of Airtime Cards (less * compensation set forth in Section 3) sold during the previous month. VEG agrees to use all reasonable efforts to implement an information system, including point of sale system, that allows VEG to make payments for Airtime Cards on a weekly basis, and shall pay Virgin Mobile on a weekly basis for sale of Airtime Cards upon implementation of such information systems. VEG will submit a monthly summary spreadsheet of Airtime Card sales for the previous month’s sales, and remit payment as set forth in Section 3, within one (1) week after the close of each month upon a day to be mutually agreed upon in writing by the parties. In no event shall Airtime Cards be subject to any shipment penalties or other penalties.

14.	Returns. All Starter Packages returned under VEG’s Customer Return Policy (as set forth in Schedule 5) will be returned to Virgin Mobile pursuant to Virgin Mobile’s Return Policy, attached hereto as Schedule 2, as amended from time to time by Virgin Mobile, (with reasonable advance notice of any amendment to such policy to be provided in writing to VEG). Virgin Mobile’s Return Policy shall at all times provide for credit based upon the then current net invoice price at which VEG most recently paid for the Product. Activated airtime included in the Starter Package and all Airtime Cards are non-refundable and non-returnable.

15.	Price Protection. VEG will receive price protection credit upon the effective date of a price decrease to the Starter Products with respect to VEG’s on-hand inventory. VEG will determine its on-hand inventory as of the effective date of price protection and will submit a cost adjustment claim to Virgin Mobile for payment. Price protection shall also apply to in-transit Starter Packages and Virgin Mobile shall use commercially reasonable efforts to promptly reflect such price protection on the purchase orders for in-transit Starter Packages. VEG will make commercially reasonable efforts to submit documentation to Virgin Mobile to receive price protection credit within forty five (45) days after the effective date of the price decrease.

16.	Shipping. Virgin Mobile shall ship FOB Destination, freight prepaid by Virgin Mobile direct to the Virgin Megastores. Any special handling, including but not limited to, airfreight, will be passed on to Virgin Mobile at cost solely to the extent as agreed upon by Virgin Mobile. In the event of a shortage of Products, Virgin Mobile shall use commercially reasonable efforts to provide VEG with a reasonable allocation of such Products in demand.

17.	Safety. Virgin Mobile shall be solely responsible for promptly informing VEG in writing of all warnings and other information relating to the Products that must be posted or otherwise provided to customers in order to comply with all applicable laws. VEG will be responsible for communicating such warnings to customers in the Virgin Megastores after being informed of such warnings in writing by Virgin Mobile. All such required signage costs as it relates to this issue will be paid for by Virgin Mobile.

18.	Restrictions. VEG agrees to use commercially reasonable efforts to implement the “grab-and-go” nature of the Products. VEG agrees not to engage, directly or indirectly, in any marketing, promotion, selling or other efforts directed at customers of the Products with direct effect or intention of facilitating, encouraging, promoting, or otherwise influencing such customers to terminate or otherwise cease their use of the Products.

19.	EDI. VEG will establish Virgin Mobile as a vendor within VEG’s electronic data interchange (EDI) system within three (3) months from Virgin Mobile’s nationwide launch, as set forth in Section 1.

20.	Use of Customer Data. Virgin Mobile will collect customer data directly from individuals who purchase the Products in the Virgin Megastores through the post-purchase activation of such Products. Virgin Mobile is the sole and exclusive owner of all right, title and interest in and to such data, including without limitation all copyright, trade secret or other intellectual property rights therein, and agrees to comply with all applicable laws in connection with the collection and use of such data. Virgin Mobile will have a privacy policy with respect to such customer data and agrees to comply with such privacy policy. Virgin Mobile agrees not to provide any customer data collected from customers who purchase the Products in the Virgin Megastores to any retail distributor or other competitor of VEG; provided, however, that the foregoing restriction shall not apply to such customer data that is aggregated with data from Virgin Mobile’s other retailer partners and presented in a non-personally identifiable form. Virgin Mobile further agrees to never provide any customer data to any third party that is described to any such third party as being obtained from VEG’s customers or is otherwise branded or attributed as VEG customer data. In the event that Virgin Mobile elects to provide customers with the option to have any of their customer data shared with any third parties, Virgin Mobile will jointly develop methods with VEG (if technically possible) to allow users to “opt in” to permit such customer data to be shared with VEG. Virgin Mobile will not utilize information collected from customers who purchased Products in the Virgin Megastores in any marketing, promotion, selling or other efforts directed at such customers that have the direct effect or intention of facilitating, encouraging, promoting, or otherwise influencing such customers to terminate or otherwise cease purchasing physical products that are sold by the Virgin Megastores or to purchase physical products that are sold by Virgin Megastores from any other retail distributor; provided, however, the foregoing shall not restrict or prohibit Virgin Mobile from offering or promoting (i) replenishment products or on-line replenishment (including without limitation Airtime Cards or on-line replenishment through the mobile handsets), (ii) digital music or digital entertainment products or services or (iii) inclusion of portals to the internet, regardless of the products or services offered by such portals. In the event that Virgin Mobile elects to sell digital music products through the mobile handsets, other than musical ring tones, prior to entering into an agreement with any other party to provide such products, Virgin Mobile will negotiate with VEG for VEG to provide such digital music products through the Virgin Mobile handsets. In addition, where appropriate as determined by Virgin Mobile in its sole discretion, Virgin Mobile will include the VEG name and/or logo in general marketing activities directed towards Virgin Mobile’s customer base.

21.	Taxes. Virgin Mobile will be responsible for collecting and remitting all federal, state or local telecommunications sales, use, excise or other taxes, or any government imposed surcharges, fees or costs imposed on airtime transactions, including usage taxes in those states as set forth in Schedule 4 (the “Replenishment Taxes”). VEG will be responsible for collecting and remitting state and local taxes on the sale of the Products (exclusive of Replenishment Taxes) at the point of sale in states where such sales are made by VEG, in those states in which sales taxes are due as set forth in Schedule 4. VEG is also responsible for providing, upon Virgin Mobile’s request, (i) appropriate resale certificates, and (ii) the average selling price of airtime transactions on a monthly basis.

22.	Warranty; Indemnification.

(a) Virgin Mobile warrants that VEG shall, upon delivery of the Products to it, have good title to the Products. Virgin Mobile further represents and warrants that (i) it has all requisite power and authority to enter into this

Agreement and to perform its obligations hereunder, and (ii) the Products and Virgin Mobile marks as provided in Section 23, do not, and use of the Products as set forth in the documentation accompanying the Product, will not, infringe any patent, trademark or other intellectual property rights of any third party, or otherwise violate any applicable law or regulation of any governmental body; provided that Virgin Mobile’s sole and exclusive obligation in the event of a breach by Virgin Mobile of the representations and warranties in this Section 22(a), and VEG’s sole and exclusive remedy in the event of such a breach, is set forth in Sections 22(d) and (e) and Section 24 below.

(b) VEG represents and warrants that it has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder provided that Virgin Mobile’s sole and exclusive obligation in the event of a breach by VEG of this representation and warranty, and VEG’s sole and exclusive remedy in the event of such a breach, is set forth in Sections 22(d) and (e) and 24 below.

(c) Except as set forth in Sections 22(a) and (b) above, neither party makes any warranty, express or implied, to the other (including without limitation any implied warranty of merchantability or fitness for a particular purpose).

(d) Each of VEG and Virgin Mobile agree to indemnify and hold harmless the other party and its directors, officers, employees and affiliates for any losses, claims, damages, costs and expenses (including reasonable attorneys fees) (collectively, “Losses”) arising out of or related to the breach by it of any representation, warranty or other agreement contained in this Agreement. In addition, Virgin Mobile agrees to indemnify and hold harmless VEG and its directors, officers, employees and affiliates for any Losses arising out of or related to any product liability claims, personal injury claims, product defect, or warranty claims, claims relating to Virgin Mobile’s collection or use of customer data, or similar claims by any third parties arising in connection with the sale or use of the Products.

(e) For the purposes hereof, the “Indemnifying Party” shall mean the party having indemnification obligations pursuant to Section 22(d) above, the “Indemnified Party” shall mean the Party and/or all applicable third parties being indemnified pursuant to Section 22(d) above, and “Indemnified Claims” shall mean those claims for which the Indemnified Party is to be indemnified pursuant to Section 22(d) above. In connection with any third party claims hereunder, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein. The Indemnified Party shall cooperate with the Indemnifying Party at the Indemnifying Party’s expense in all reasonable respects in connection with the defense of any such third party claim. The Indemnifying Party may, upon notice to the Indemnified Party, unless it would present a conflict of interest, undertake to control and conduct all proceedings or negotiations in connection therewith, assume and control the defense thereof, and if it so undertakes, it shall also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel which shall be reasonably satisfactory to the Indemnified Party, and payment of all reasonably incurred expenses. If the Indemnifying Party undertakes to control the claim, the Indemnified Party shall have the right to employ separate counsel to provide input into the defense, at the Indemnified Party’s own cost. The Indemnifying Party shall reimburse the Indemnified Party upon demand for any payments made or Losses suffered by it at any time after the date of tender, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect to any damages to which the foregoing relates. Neither the Indemnifying Party nor the Indemnified Party shall settle any claim or action, or make any statement or admission of guilt or wrong-dong with respect to the other party, under this Section 22 without first obtaining the other party’s prior written permission, which permission shall not be unreasonably withheld.

23.

Trademarks. The parties shall mutually agree in writing upon a trademark addendum addressing each party’s right to use the other party’s marks, including restrictions thereto, with such trademark addendum to be attached to this Agreement as Schedule 3 (“Trademark Addendum”). Neither party shall use the other party’s trademarks, trade names, service marks or other marks until such Trademark Addendum has been mutually agreed upon in writing by the parties.

24.	Term and Termination. The term of this Agreement will begin on the Effective Date and will continue for three (3) years unless terminated as set forth herein. Either party may terminate this Agreement: (i) upon thirty (30) days’ advance written notice to the other party if the other party fails to perform or observe any material term or condition of, or breaches any warranty or representation contained in, this Agreement and this failure is not cured within such notice period (or, upon delivery of such notice, if such failure to perform or breach arises under Sections 23 (Trademarks) or 26 (Confidentiality) and is incapable of being cured or is otherwise incapable of being cured); or (ii) immediately by written notice if the other party becomes insolvent, or becomes involved in a liquidation or termination of its business, or is adjudicated bankrupt, or becomes involved in an assignment of its assets for the benefit of its creditors. VEG may terminate this Agreement on written notice to Virgin Mobile immediately following the date, if any, on which the Products cease to be available under the Virgin Mobile mark. Virgin Mobile may terminate this Agreement on written notice to VEG immediately following the date, if any, on which VEG ceases to provide its goods under any of the VEG marks under Schedule 3. Upon termination of the Agreement, VEG shall no longer promote and sell the Products, and except with respect to obligations hereunder that expressly or by their nature should survive termination of the Agreement or any obligations that have accrued up through the date of termination, the parties shall have no further liability to each other hereunder. Any display cards which remain in VEG’s warehouse at the termination of the Agreement shall, at the direction of Virgin Mobile, be destroyed or returned to Virgin Mobile at Virgin Mobile’s expense.

25.	Limitation of Liability. Notwithstanding anything to the contrary contained herein, except in instances of a party’s breach under Sections 23 and/or 26, or gross negligence or willful misconduct, or in connection with a third party claim, neither party shall be liable to the other (or any Indemnified Parties) for any special, indirect, consequential, incidental or punitive damages or lost profits, opportunities, data or revenues or other similar indirect damages arising under or in connection with this Agreement. Notwithstanding anything to the contrary contained herein, except with respect to Virgin Mobile’s obligations under Section 22(d) or Virgin Mobile’s breach under Sections 21, 23 and/or 26, in instances of Virgin Mobile’s gross negligence or willful misconduct, or any governmental fine or penalty payable by VEG arising out of or related to a breach by Virgin Mobile of any representation, warranty or agreement contained herein, in no event shall Virgin Mobile’s aggregate liability for direct damages under this Agreement exceed *.

26.	Confidentiality. By virtue of this Agreement, the parties may have access to information that is confidential to one another (“Confidential Information”). Confidential Information shall mean all information that is treated as confidential by the disclosing party or information that should reasonably be known to be confidential by the receiving party considering the nature of the disclosure and the content of the information. A party’s Confidential Information shall not include information that: (i) is or becomes a part of the public domain through no act or omission of the other party; (ii) was in the other party’s lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (iv) is independently developed by the other party. The parties agree to hold each other’s Confidential Information in strictest confidence. The parties agree, unless required by law, not to make each other’s Confidential Information available in any form to any third party for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

27.

Miscellaneous. Neither party may assign this Agreement, or any of its rights or duties hereunder, without the prior written consent of the other party, provided that either party may assign this Agreement pursuant to the sale of all or substantially all of its assets or stock. This Agreement shall be governed by the laws of the State of New York (other than its conflicts of laws provisions). Each party hereby irrevocably consents to the exclusive jurisdiction of, and venue in, the state and federal courts sitting in New York County, New York, in connection with any and all claims arising in connection with this Agreement. In performing their respective duties hereunder, each of the parties will be operating as an independent contractor, and nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties. No modification to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. This Agreement, including any documents incorporated herein, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any prior agreements between the parties with respect to such subject matter. The parties agree that in the event of any conflict between the terms and conditions in the body of this Agreement and those set forth on a purchase order, the terms and conditions in the body of this Agreement shall control. The terms of Sections 14, 21, 22(d) and (e), and 24 through and including 27 shall survive termination or expiration of this Agreement for any reason.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

VIRGIN MOBILE USA, LLC

By:	/s/ Craig Gosselin
Name and Title:	VP Sales & Distribution

VIRGIN ENTERTAINMENT GROUP, INC.

By:	/s/ Dave Alder
Name and Title:	Senior VP Product & Marketing

Schedule 1

Illustration of Space

Schedule 2

Virgin Mobile’s Return Policy

Schedule 3

Virgin Mobile’s and VEG’s

Trademark Policy and Guidelines

To be mutually agreed upon in writing by the parties and attached hereto.

Schedule 4

States with Usage and Sales Taxes

Schedule 5

VEG’s Customer Return Policy

FIRST AMENDMENT TO VIRGIN MOBILE AGREEMENT

This First Amendment to Virgin Mobile Agreement (“Amendment”), dated as of June 10, 2002, is made to the Virgin Mobile Agreement (the “Agreement”) effective April 24, 2002 by and between Virgin Mobile USA, LLC, a Delaware limited liability company, and Virgin Entertainment Group, Inc., a Delaware corporation.

The parties hereto agree as follows:

1. Capitalized terms not defined in this Amendment are defined in the Agreement.

2. The following sentences are inserted after the second to last sentence of Section 20 of the Agreement:

For the avoidance of doubt, the term “sell digital music products” as used in the preceding sentence shall not include (i) transactions involving physical products, such as the sale of compact discs containing music in a digital format or (ii) transactions that do not involve a sale, such a the transmission of music clips through mobile handsets on a promotional basis or otherwise where the mobile handset user is not charged a fee for such transmission other than airtime charges. VEG’s right of negotiation with respect to the sale of digital music products shall not apply to any negotiations or agreements by Virgin Mobile with MTV Networks, a division of Viacom International Inc., a Delaware corporation, and its affiliates.

3. In case of a conflict between the terms of the Agreement and this Amendment, this Amendment will control. All other terms and conditions of the Agreement will remain in full force and effect.

In witness hereof, the parties have executed this Amendment as of the date first written above.

VIRGIN MOBILE USA, LLC			VIRGIN ENTERTAINMENT GROUP, INC.

By:	/s/ Peter Lurie		By:	/s/ Dave Alder
	Name:	Peter Lurie		Name:	Dave Alder
	Title:	General Counsel		Title:	Senior VP Product & Marketing

SECOND AMENDMENT TO VIRGIN MOBILE AGREEMENT

SECOND AMENDMENT (this “Amendment”) made effective as of June __, 2007 (the “Amendment Effective Date”), by and between Virgin Entertainment Group, Inc., a Delaware corporation (“VEG”) and Virgin Mobile USA, LLC, a Delaware limited liability company (“Virgin Mobile”), amends the Virgin Mobile Agreement, dated as of April 24, 2002 by and between VEG and Virgin Mobile, as amended by the First Amendment to the Virgin Mobile Agreement, dated June __, 2002 (the “Distribution Agreement”). Capitalized terms not defined in this Amendment are defined in the Distribution Agreement.

RECITALS

WHEREAS, VEG and Virgin Mobile are parties to the Distribution Agreement; and

WHEREAS, the parties desire to amend the Distribution Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and for other valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Exclusivity. Effective as of the Amendment Effective Date, Section 9 of the Distribution Agreement shall be amended and restated as follows:

“9. Exclusivity. During the term of this Agreement, VEG shall not offer any mobile phone terminal handsets other than the Products and mobile phone terminal handsets primarily branded with the “Sprint Nextel” mark.”

SECTION 2. Term of the Distribution Agreement. Effective as of April 24, 2005, Section 24 of the Distribution Agreement shall be amended by deleting the first and second sentence in its entirety and inserting in lieu thereof the following:

“The term of this Agreement will begin on the Effective Date and will continue through December 31, 2007, and thereafter shall be continually renewed on a month-to-month basis, unless terminated as set forth herein. Either party may terminate this Agreement: (i) upon thirty (30) days’ advance written notice to the other party if the other party fails to perform or observe any material term or condition of, or breaches any warranty or representation contained in, this Agreement and this failure is not cured within such notice period (or, upon delivery of such notice, if such failure to perform or breach arises under Sections 23 (Trademarks) or 26 (Confidentiality) and is incapable of being cured or is otherwise incapable of being cured); (ii) immediately by written notice if the other party becomes insolvent, or becomes involved in a liquidation or termination of

1

its business, or is adjudicated bankrupt, or becomes involved in an assignment of its assets for the benefit of its creditors; or (iii) upon the end of the then-current term on at least thirty (30) days’ advance written notice to the other party.”

SECTION 3. Representations and Warranties. Each of the parties hereto represents and warrants that such party has the power and authority to enter into this Amendment and to fully perform its obligations hereunder.

SECTION 4. Miscellaneous.

(a) In all other respects, the Distribution Agreement as previously in effect is ratified and confirmed, and the Distribution Agreement, as amended, continues in full force and effect.

(b) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK.

(c) This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

VIRGIN MOBILE USA, LLC

By:	/s/ Joel Silverman
Name:	Joel Silverman
Title:	VP Sales

VIRGIN ENTERTAINMENT GROUP, INC.

By:	/s/ Kevin Milligan
Name:	Kevin Milligan
Title:	VP Merchandise

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